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                                                                    EXHIBIT 10.2


                             DISTRIBUTION AGREEMENT


                                     BETWEEN

                                    IDMAN OY

                                       AND

                       AIRPORT SYSTEMS INTERNATIONAL, INC.



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                                TABLE OF CONTENTS


1.       Appointment as Distributor........................................  1

2.       Certification of Products.......................................... 4

3.       Manufacturing of Products.......................................... 4

4.       Training........................................................... 5

5.       Research & Development Cooperation................................. 5

6.       Distributor's Obligations.......................................... 6

7.       Sales of Components and Products to Distributor.................... 7

8.       Insurance......................................................... 10

9.       Warranty.......................................................... 10

10.      Trademarks, Trade Names, Service Marks and Business Names......... 11

11.      Force Majeure..................................................... 11

12.      Termination of Agreement.......................................... 12

13.      Obligations Upon Termination By Distributor Breach................ 12

14.      Obligations Upon Termination By Company Breach.................... 13

15.      Reacquisition of Products......................................... 13

16.      Confidentiality................................................... 14

17.      Advertising and Marketing......................................... 15

18.      Miscellaneous..................................................... 15

SCHEDULES

1.1      Products Manufactured, Distributed and Price Lists for Components and
         Products

1.2      Exclusive Territory



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

1.3      Excluded Territory

1.4      Company Warranty







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                            DISTRIBUTORSHIP AGREEMENT

          THIS AGREEMENT is made and entered into this 10th day of July 1998 by and between IDMAN OY ("Company"), a corporation organized and existing under the laws of the country of Finland and AIRPORT SYSTEMS INTERNATIONAL, INC. ("Distributor") , a corporation organized and existing under the laws of the State of Kansas.

WITNESSETH:

          WHEREAS, the Company desires to promote the distribution, sale, and use of the Products (defined in Section 1.2 hereof) and is willing to appoint the Distributor to accomplish such objectives on the terms and conditions set forth hereinafter; and

          WHEREAS, the Distributor desires to be appointed as such distributor on the terms and conditions set forth hereinafter.

          NOW, THEREFORE, in consideration of the premises set forth above and the mutual promises hereinafter contained, the parties hereto agree as follows:

1.        APPOINTMENT

SECTION 1.1     APPOINTMENT AND ACCEPTANCE OF APPOINTMENT

(a) The Company hereby appoints the Distributor, and the Distributor accepts such appointment, as a distributor to promote, distribute, and sell the Products (as hereinafter defined) in the Territory (as hereinafter defined) under the terms and conditions specified herein.

(b) Distributor's appointment as such shall be Exclusive (as hereinafter defined) in the countries listed on Schedule 1.2 (the "Exclusive Territory"). The term "Exclusive" means that the Company will not appoint any other distributor or sales agent for the Exclusive Territory or solicit, receive orders for or sell on its own behalf (except as provided below) any Products for installation or use in any country in the Exclusive Territory.

(c) Company grants no rights to sell and Distributor agrees not to solicit or receive orders for or to sell, distribute, or install any Products in the countries listed on Schedule 1.3 (The "Excluded Territory").

(d) The Company and the Distributor will cooperate on a case by case basis to determine the party best positioned to pursue an opportunity in a country not included within the Exclusive Territory or Excluded Territory. Such countries shall




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         be hereinafter collectively referred to as the Non-Exclusive Territory.
         The Company and the Distributor will review, at least quarterly, marketing opportunities and prospects in the Non-Exclusive Territory to determine the party best positioned to pursue the opportunity or prospect. Opportunities or prospects brought to a party's attention between meetings will be discussed on a case by case basis.

SECTION 1.2       PRODUCTS

         The Distributor is authorized within the Territory, subject to the terms and conditions specified herein, to promote, distribute and sell those products specified in Schedule 1.1 attached hereto and incorporated herein, as such Schedule may be amended in writing by the parties hereto from time to time during the term hereof (all of such products hereinafter collectively being referred to as the "Products"); within the territory, subject to the terms and conditions specified herein.

SECTION 1.3     TERRITORY

         Distributor is authorized to solicit orders from and sell Products to customers on an Exclusive basis in the Exclusive Territory and on a non-exclusive basis in the NonExclusive Territory (the Exclusive Territory and the Non-Exclusive Territory are sometimes referred to herein together as the "Territory"). If the Distributor receives any purchase inquiries or purchase orders for the Products from outside the Territory, the Distributor shall immediately forward them to the Company. The Company shall immediately forward to the Distributor any purchase inquiries or purchase orders that the Company receives for the placement of the Products within the Exclusive Territory.

SECTION 1.4     RESTRICTIONS ON AUTHORITY

             For all purposes under this Agreement, the Distributor is an independent contractor and shall not be deemed to be an employee, agent, partner, franchisee or legal representative of the Company. This Agreement does not grant, and the Distributor shall not have, any authority, express or implied, to create or assume any obligation, enter into any agreement, make any representation or warranty, file any document with any governmental body, or serve or accept legal process on behalf of the Company, to settle any claim by or against the Company, or to bind or otherwise render the Company liable in any way in the Territory or anywhere else in the world, without the prior express written consent of the Company.

SECTION 1.5     EMPLOYEES OF DISTRIBUTOR

          The Distributor shall be responsible for the selection, and supervision of, and the payment of remuneration and benefits to, its employees who assist it in the performance of its obligations hereunder, and in no event shall the Company have any obligation to, or




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authority over, such employees of the Distributor. Upon the expiration or termination of this Agreement, and notwithstanding any breach by the Company of its obligations hereunder, the Company shall not be liable to the Distributor for any costs or damages incurred by Distributor arising out of or relating to reassignment, retraining, or dismissal of any of the employees of the Distributor attributable to such expiration or termination or otherwise. The Distributor shall defend and hold the Company harmless from and indemnify it against any and all claims, losses, liabilities, damages, and costs and expenses (including, but not limited to, costs of investigation, court costs, arbitrators' fees and attorneys' fees) that the Company may incur arising out of or relating to any such reassignment, retraining, or dismissal of any of the employees of the Distributor.

SECTION 1.6     NON-COMPETITION

         The Distributor shall use reasonable business efforts to attain and sustain sales of the Products in the Territory and shall refrain from diminishing or otherwise weakening the Company's rights by engaging in any activities whatsoever in the Territory that might reasonably be deemed as injurious to the sales potential of the Products in the Territory.

         The Distributor undertakes, during the course of this agreement and a period of twelve (12) months after termination of this Agreement caused by the Company, directly or indirectly, not to manufacture, sell, represent and market products which are identical to or with regard to their trade mark, brand names, looks or otherwise are similar to the products referred to in this Agreement.

         The Distributor undertakes, directly or indirectly, not to compete with the Company and not to assist any other activity competing with the Company. The Distributor further agrees not to acquire shares or participations in a company competing with the Company.

         The Distributor shall submit to the Company a complete list of all the products that it manufactures, sells and/or represents and to keep the Company informed of the changes in this list. The representation of other products may not reduce the possibilities of the Distributor to act efficiently in accordance with the terms of this Agreement.

SECTION 1.7    APPOINTMENT OF AGENTS AND REPRESENTATIVES

          The Distributor shall provide written notification to the Company of its intent to engage sub-distributors, sub-agents or sub-representatives. The Company has the right to reject such engagements within seven (7) days of notification. The Company shall not unreasonably reject such engagement.

          The Distributor shall be fully and solely liable for the strict compliance by any of its sub-distributors, sub-agents and/or sub-representatives with this Agreement and instructions and rules given by the Company to the Distributor under this Agreement.



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Neither this Agreement nor any other circumstance shall, however, create a contractual relationship between the Company and any sub-distributor, sub-agent or sub-representative.

SECTION 1.8    FIRST REFUSAL RIGHT

         With respect to products of Company which it now has or later develops or acquires (through manufacturing license or otherwise) in the field of airfield lighting products, but which are not included within the Products ("Other Products") , Company shall not grant, assign, or transfer to any third party any right to distribute, market, sell, or represent the Company with respect to the Other Products in the Exclusive Territory without first offering such rights to Distributor upon the terms and conditions applicable to such third party. Before granting, assigning, or transferring to any third party any of such rights for the other Products in the Exclusive Territory, Company shall notify Distributor in writing of its desire to grant, assign, or transfer such rights, specifying in detail the terms and conditions of such grant, assignment, or transfer and the name of the third party. If within thirty (30) days after receipt of such notice, Distributor notifies Company that Distributor desires to accept and receive such grant, assignment, or transfer, Company shall promptly make such grant, assignment, or transfer to Distributor upon the terms and conditions specified in the notice. If Distributor fails to notify Company of its desire to accept and receive such grant, assignment, or transfer within such time period or declines in writing to accept it, Company shall be free to grant, assign or transfer such rights for the Other Products upon the terms and conditions as specified in the notice; except that, if Company does not make such grant, assignment, or transfer to such third party within one hundred eighty (180) days after the receipt of such notice by Distributor, Company shall not make such grant, assignment, or transfer to such third party or any other party without first re-offering such rights to Distributor.

2.        CERTIFICATION OF PRODUCTS

         The Company and Distributor will cooperate to achieve certification of the Products from the United States Federal Aviation Administration (FAA). The activities, and respective parties responsibilities, in this process are:

- Company will provide engineering support, product samples and test data as required to attain certification. Company will bear all costs associated with fulfilling these responsibilities.

- Distributor will provide engineering support, test support and the liaison support with the FAA's designated certification agency (ETL) during certification. Distributor will bear all costs associated with fulfilling these responsibilities.



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-        Distributor will pay all fees owing to ETL related to the approval program.

- Any costs related to modifying the Products to meet FAA certifications will be the responsibility of the Company. To complete certification after modifications have been made, if any, the Distributor will provide engineering and test support and additional ETL liaison. The Distributor will pay fees related to additional ETL approval procedures.

- The Company and Distributor shall mutually agree upon the products which will be certified after studying the relevant certification requirements.

3.        MANUFACTURING OF PRODUCTS

         The Company hereby grants the right to the Distributor to perform the final assembly and test operations on those Products, as shown on Schedule 1.1, sold by the Distributor under the terms of this Agreement. All of the components used in the final assembly and test will be purchased by the Distributor from the Company as outlined in Section 7 of this Agreement. The Company will provide the drawings, assembly instructions, test procedures, quality standards documentation, inspections procedures and other process documentation necessary to allow Distributor to perform the necessary final assembly and test procedures. This documentation will be provided at no cost to the Distributor. All drawings and other documentation will be provided on paper and electronic media in a format acceptable to the Distributor.

         The Distributor undertakes to assemble and test the resulting Products as listed in Schedule 1.1 according to the documentation.

4.       TRAINING

         The Company will provide the Distributor's marketing, installation, technical and operations personnel training on the Products, at the Company's facility and to the extent necessary the Distributor's facility at no cost. The Distributor will bear all of the salary, travel and per diem costs of its personnel being trained either at the Company's facility or the Distributor's facility. The Company will bear all of the salary, travel and per diem costs of its personnel to train Distributor's personnel, either at the Company's or the Distributor's facility.

5.       RESEARCH & DEVELOPMENT COOPERATION

         The companies agree to cooperate on the research and development of new and enhanced airport lighting products. When new products are introduced as a result of this cooperation, the Company shall have the right to manufacture and sell them in the Excluded and Non-Exclusive Territory, and the Distributor shall have the right to



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manufacture and sell them in the Exclusive and Non-Exclusive Territory.

         For each research and development cooperation project the Company and Distributor will prepare a separate agreement.

6.       DISTRIBUTOR'S OBLIGATIONS

         In consideration of the foregoing appointment, Distributor hereby agrees at its sole cost:

(a) In accordance with the terms hereof, to vigorously and aggressively promote the sale of the Products in all areas of the Exclusive Territory.

(b) To develop and maintain an adequate sales organization, to conduct advertising and sales promotion activities, and to obtain a reasonable share of sales in the Exclusive Territory.

(c) To employ and train competent personnel of good character to perform sales and service functions so as to enable it to fulfill its responsibilities under this Agreement.

(d) To comply in all respects with all statutes, laws, rules, orders, regulations and ordinances applicable to the purchase and sale of the Products and to the operation of its business including without limitation, the provisions of any applicable health, safety, environmental, export, import, tax, anti-boycott, corrupt practices and other laws of the United States and any state or subdivision thereof.

(e) To at all times conduct its operations in such a manner as to develop and maintain good customer relations; to provide prompt and courteous service to customer inquiries and complaints relating to the Products; and to at all times properly represent the Products and not make, directly or indirectly, any false, misleading or disparaging representations or statements to the Company or any customer or other person in regard to the Products or the Company.

(f) To establish and maintain quality service operations as recommended by the Company for all Products within the Exclusive Territory, which operations shall include the thorough training of personnel, the acquisition and maintenance of proper tools and equipment, and the provision of adequate service facilities.

(g) To perform all warranty service, promptly and in a competent and workmanlike manner, on all Products within the Exclusive Territory and Products sold by the Distributor in the Non-Exclusive Territory in accordance with warranty policies established by the Distributor. The Distributor's obligation to perform warranty service under this Agreement is conditional upon Company's acceptance of




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         purchase orders as discussed in Section 7 (c).

(h) To promptly notify the Company in the event any warranty claim or service requirement arises that Distributor is unable to settle or perform. Such notice by Distributor shall provide the details of the claim or requirement. The Company shall use reasonable efforts to resolve such claims or provide such service.

7.       SALES OF COMPONENTS AND PRODUCTS TO DISTRIBUTOR

         The Company shall sell parts and sub-assemblies required for the final assembly and test of the Products listed in Schedule 1.1 (the "Components") and Products to Distributor and Distributor shall purchase Components and Products from the Company, in accordance with the following terms and conditions:

(a) All Components and Products purchased from the Company shall be purchased for the purpose of completing final assembly and testing as discussed in Section 3 or to provide spares and warranty services. The Company and Distributor shall establish mutually acceptable delivery times and order shall be placed in accordance with those delivery times. The Distributor shall establish prices and discounts for the Products it sells in the Territory at its sole discretion.

(b) Distributor shall pay all sales, use, value added and personal property taxes, duties, assessments and any other taxes or fees which may be assessed or levied by any governmental authority with respect to any Products which are sold to, shipped to, or are in the possession of, Distributor.

(c) In making its purchases of Components and Products from the Company, Distributor shall submit written purchase orders to the Company, which the Company shall accept unless one of the following exists:

         (i) the Company has experienced an event of force majeure (as such term is defined in Section 11);

         (ii)   the Distributor is in material breach of this Agreement;

         (iii) the Distributor has commenced a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or similar law now or hereafter in effect, or has sought appointment of a trustee, receiver, liquidator or other similar official of it or any of its property; or has consented to have any such relief, or has made a general appointment for the benefit of its creditors, or has taken any corporate action in furtherance of any of the foregoing;



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         (iv)   the order or orders contain terms or conditions that are
                inconsistent with the terms of this Agreement or violative of applicable United States law (or the laws of any country within the Territory).

         (v) the amount of Products ordered by such purchase order exceeds the production capacity of the Company in which case the Company shall immediately inform the Distributor of the lack of production capacity. In such event the Company and Distributor shall mutually extend their best efforts to meet production requirements and negotiate a mutually acceptable schedule.

         If the Company rejects a purchase order for any of such reasons the Company shall provide the Distributor with a written notice stating the reasons for such rejection. The Distributor shall cause only its authorized representatives to issue purchase orders on its behalf. The Company shall accept and act on telecopy purchase orders issued by an authorized representative of the Distributor. The Distributor shall use reasonable efforts to place purchase orders hereunder in a regular and even fashion in order to assist the Company in efficiently scheduling production of the Products and Components.

(d) No purchase order shall constitute a commitment or an enforceable obligation of the Company until the Company has accepted it, in writing or by telecopy, or by execution of such purchase order. Subject to Section 12 hereof, no purchase orders so accepted by the Company may be canceled by either the Distributor or the Company, unless the parties hereto agree otherwise in writing.

(e) All purchase orders hereunder shall be subject to, and shall be deemed to incorporate, all provisions of this Agreement, and any term in any purchase order inconsistent with this Agreement shall have no effect whatsoever.

(f) Unless the parties hereto otherwise agree in writing or by telecopy with respect to a given purchase order, the Company shall ship the Products to the Distributor "ex works" its factory at the address shown in this Agreement at Section 18 hereof. All terms of trade used in this Agreement or in any purchase order hereunder, such as "ex works", "fob" and "cif", shall have the meanings assigned to them in the ICC Incoterms, ICC Publication No. 460 (July 1990).

(g) The Distributor shall submit all of its purchase orders hereunder to the address of the Company set forth in Section 18 hereof, or to such other address as to which the Company shall give notice to the Distributor in accordance with Section 18 hereof.

(h) The Distributor shall within the period of * buy and take delivery of the Products for at least * US Dollars (USD). The Distributor shall within the period of * buy and take delivery of the Products for at least * US Dollars (USD). The parties shall separately



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         agree upon the minimum purchase obligation for each following calendar year at least two (2) months prior to the end of the preceding calendar year. Should the parties not reach an understanding on the minimum purchase obligation, the Company may set the minimum purchase obligation unilaterally so that it is, at the most, * higher than the minimum purchase obligation of the preceding year.

         Should the Distributor not reach its minimum purchase obligation referred to above and in force from time to time, this shall be deemed a material breach of contract and the Company shall have the right, without prejudice to provisions of Section 12, to cancel this Agreement with immediate effect or, at Company's option, to cancel the exclusive right of the Distributor in the Exclusive Territory. The Company shall be liable to exercise its right of cancellation defined in this Section within two (2) months from the end of the calendar year in question.

(i) The purchase price for the Components and Products shall be as stated in Schedule 1.1. The prices of Products and Components as stated on
         Schedule 1.1 will be held firm for a period of one (1) year from the date this Agreement is signed. At the end of one (1) year, prices may be adjusted to reflect changes in manufacturing/purchasing costs of the Company. The new prices shall be mutually negotiated and agreed between the Company and the Distributor, however this increase shall not exceed * percent. However, in case of considerable change of macroeconomic situation, such actual effect to be based on documented changes experienced by the Company in prices paid for major items such as castings or other components, the Company shall be entitled to adjust the prices of Products and Components according to the actual effect of these changes.

(j) Payment will be made by the Distributor via wire transfer to the Company's account, as designated by the Company, within thirty (30) days of receipt of invoice. Payment will be made in US dollars.

(k)      Should the exchange rate between US Dollar (USD) and Finnish Mark
         (FIM) or ECU (EURO) change more than * from the current list prices, the purchase prices for the Components and Products will be adjusted accordingly. This adjustment will be made no more than once per quarter, beginning on April 1 of each year. The Company will notify the Distributor three months prior to switching currencies from FIM to EURO for the purpose of this paragraph.

                The interest on delayed payments shall be 18%. In case the Company has matured claims from the Distributor, the Company shall not be liable to deliver products to the Distributor. In addition, the Company shall have the right to demand from the Distributor a bank guarantee approved by the Company for any delinquent amounts.



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                Should the Distributor fail to comply with his duty of payment in accordance with this Section and fails to correct its negligence within thirty (30) days from a written notice thereof from the Company, the Company may, without prejudice to the other provisions of this Agreement, at its option, either immediately terminate the exclusive right of the Distributor in the Exclusive Territory or to cancel this Agreement with immediate effect.

8.       INSURANCE

         Distributor shall at all times during the term of this Agreement maintain general liability insurance providing coverage with respect to the activities of Distributor contemplated by this Agreement in the amount of at least $50,000,000 with such carrier or carriers as the Company may approve from time to time. The insurance coverage maintained by Distributor shall name the Company as an additional named insured. Certificates issued by the insurance carrier evidencing such insurance coverage shall be delivered to the Company and shall provide that the coverage therein outlined may not be amended or canceled without thirty (30) days' prior written notice to the Company. Copies of such insurance policies and all amendments thereto shall be delivered to the Company upon request.

9.       WARRANTY

         The Distributor shall promptly upon delivery inspect the Products and/or Components and shall notify the Company, in writing, promptly of any defects or deficiencies. Any claims in respect of outwardly visible defects made later than within thirty (30) days are to be regarded void. Claims made via facsimile are considered valid.

         In the event of any defects or deficiencies the Company's liability shall be limited to replacement of the Products or Components in question or, at the Company's option, repayment of the price paid. Under no circumstances shall the Company be liable to the Distributor for any consequential loss or damage.

         The Company represents and warrants that it has the full power and authority to grant the rights granted Distributor under this Agreement with respect to the Products, and neither the manufacture, sale or use of the Products, as permitted under this Agreement, will in any way constitute an infringement or other violation of any copyright, patent, trade secret, trademark, nondisclosure, or any other intellectual property right, moral right, or right of publicity of any third party.

         Except as otherwise provided in this Section 9, and SCHEDULE 1.4, the COMPANY MAKES NO OTHER REPRESENTATIONS OR WARRANTIES AND EXPRESSLY EXCLUDES THE SAME WHETHER IMPLIED, STATUTORY OR OTHERWISE ESPECIALLY AS TO MERCHANTABILITY OR QUALITY OR FITNESS OF THE


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PRODUCTS OR COMPONENTS FOR ANY PARTICULAR PURPOSE.

10.      TRADEMARKS, TRADE NAMES, SERVICE MARKS AND BUSINESS NAMES

         The trade names used in the Products distribution and ETL registration shall incorporate both the Distributor's and the Company's names. ETL registration shall identify the Company as the Products designer and the Distributor as the Products manufacturer, if possible.

         The Distributor hereby undertakes not to register any trade marks, trade names or symbols of the Company in the Territory or elsewhere or to have them registered.

         With the exception of the provisions of paragraph 1 of this Section, the Distributor shall have no rights to any trade marks, trade names or other symbols used by the Company in connection with the Products or to the goodwill relating to them. All such trade marks, trade names and symbols as well as the goodwill relating to them and the Products as well as intangible rights shall belong solely to the Company.

         Upon termination of the Agreement, the Distributor shall immediately stop using the trade marks, Trade names and/or other symbols of the Company or other intangible rights belonging to the Company.

         At the expense of the Company, the Distributor shall take all measures which the Company may reasonably request to assist the Company to maintain the intangible rights of the Company valid and enforceable during the term of this Agreement.

         If the Distributor notices an infringement of the intangible rights of the Company or unfair competition measures towards the Company or other illegal acts that are contrary to the interests of the Company, the Distributor shall forthwith notify the Company thereof. The Distributor shall using its best efforts and in compliance with the instructions issued to it by the Company, assist the Company in protecting itself against such acts and infringements.

11.      FORCE MAJEURE

         The Company shall not in any manner be liable to Distributor should performance by it hereunder or by it under any particular order by Distributor for Products become impossible due to any contingency beyond the Company's control, including, without limitation, acts of God, fires, floods, wars, sabotage and civil unrest. The Distributor shall not in any manner be liable to the Company should performance by it hereunder become impossible due to any contingency beyond the Distributor's control, including without limitation, acts of God, fires, floods, wars, sabotage and civil unrest.


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12.      TERMINATION OF AGREEMENT

(a) Unless earlier terminated as provided herein, the initial term of this Agreement shall commence on the date first signed by both parties and shall remain valid until that same day in *. After such initial term, the term of this Agreement shall be automatically renewed for successive additional one-year terms unless terminated by either party by written notice to the other party given at least ninety (90) days prior to the expiration of such initial term or of any such additional one-year term.

(b) Notwithstanding the provisions contained in section 12 (a), this Agreement may for the following reasons set forth in this section 12
         (b), be terminated forthwith and without prior notice:

         (i) Any material misrepresentation by either Party in obtaining this Agreement.

         (ii) Either Party becoming insolvent or having a receiver appointed of its assets or execution or distress levied upon its assets.

         (iii) This agreement terminates with direct effect if and when control over either party changes to a competitor of the other party. It is at the sole reasonable discretion of the party without the change in control whether a third party is a competitor or not.

         (iv) Failure, irrespective of the reason, to observe any material term of this Agreement and to correct the failure within a period specified in a written notice calling for remedy given by the aggrieved Party to the Party in default, being a period not less than thirty (30) days; and

         (v)    As provided for in Sections 1.6 and 7 (h) (j)

         The party not causing such valid reason may terminate this Agreement effective on the date specified in the notice unless the breach described therein has been cured within the applicable cure period. Neither party shall be liable in damages to the other Party solely because of terminating the Agreement when it, in accordance with this Agreement, has been entitled to do so.

13.      OBLIGATIONS UPON TERMINATION BY DISTRIBUTOR OR DISTRIBUTOR BREACH

         Upon any termination of this agreement, under provisions specified in
Section 12 (a), or a Distributor breach as defined in Section 12 (b):

(a) Distributor shall cease to be an authorized distributor of the Products.



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(b)      Distributor shall promptly pay to the Company all sums it owes to the
         Company, without deduction or set-off of any kind or nature, shall cease representing itself to be a distributor of the Products and shall cease to display, advertise or otherwise use any trademark, trade name, service mark or business name claimed by the Company as such may appear on any sign, stationery, form, telephone listing, Product literature or other document or thing.

(c) Distributor shall promptly return to the Company or to such other person as the Company may designate, all property furnished by the Company or by other persons at the request of the Company to Distributor or prepared by Distributor in the performance of his duties hereunder, and all other documents or information as the Company may reasonably request, including but not limited to technical information, blueprints, specifications, sales catalogs, customer lists, brochures, route books, daily analysis sheets, samples, sample cases, sales aids, machinery and equipment or any property considered by the Company to be a trade secret or confidential information, except as needed to supply existing customers.

14.      OBLIGATIONS UPON TERMINATION BY COMPANY BREACH

          If this Agreement is terminated by the Distributor because of a Company breach as defined in section 12 (b), the Company and Distributor shall mutually agree on a way to continue production of the Products and Components in order to allow the Distributor to fulfill its obligations existing at the moment of termination.

15.       REACQUISITION OF PRODUCTS

          At any time within 90 days after the effective date of any termination of this Agreement, the Company shall have, and is hereby granted, the right (but not the obligation) to purchase, in which case Distributor shall sell to the Company, all or any part of the Components and Products in Distributor's then existing inventory of Components and Products at a price for each item of the Products equal to the actual invoice cost of such item to Distributor. Within 30 days after the date of termination of this Agreement, Distributor shall deliver or mail to the Company a detailed description of its existing inventory.

          Distributor shall promptly deliver all Components and Products to be purchased by the Company pursuant to this Section 15 F.O.B. to the Company's shipping point unless the Company directs otherwise; shall warrant good title to all such Products; and shall furnish to the Company evidence satisfactory to the Company that such Products are free and clear of all claims, liens and encumbrances of every kind and nature.

          Under no circumstances, including any termination of this Agreement, shall Distributor return Products without having first received the prior written approval of the

Company. Distributor shall not make any deductions or offsets for Products returned without the prior written approval of the Company.

16.       CONFIDENTIALITY

          Distributor hereby recognizes that unpublished items of technical or nontechnical information including, but not limited to, materials, equipment, designs, specifications, know how, product uses, processes, blueprints, formulae, costs, financial data, marketing plans and direct selling systems, customer lists and technical and commercial information relating to customers or business projections used by the Company in its business, and any other documents, information or other things the Company considers to be trade secrets or confidential information (referred to hereinafter collectively as "Trade Secrets"), whether or not the subject of any patent or patent application, constitute valuable trade secrets or confidential information and are the exclusive property of Company. Consequently, during the term of this Agreement or thereafter Distributor shall not disclose to any unauthorized person or use in any unauthorized manner Trade Secrets, and specifically further agrees:

(a) Not to, directly or indirectly, disclose or make available to anyone not employed or affiliated with Distributor, or use outside of Distributor's organization, any Trade Secrets for any reason or purpose whatsoever;

(b) To take any and all actions to safeguard all Trade Secrets at all times so they are not exposed to, or taken by, unauthorized persons; and

(c) In the event of termination of this Agreement for any reason, to deliver to the Company and refrain from any further use thereafter in any manner, all of the Company's property including personal notes and reproductions, documents and other information relating to the Company's business and Trade Secrets in his possession or control.

          The Company shall grant the Distributor the right to provide information to its agents, representatives and customers in order to sell and support the Products and Components.

          In the event of a breach or a threatened breach by Distributor of the provisions of this Section 16, the Company shall be entitled to an injunction restraining Distributor from disclosing any Trade Secrets. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for any such breach or threatened breach.

17.       ADVERTISING AND MARKETING

          The Company shall furnish Distributor from time to time with a reasonable supply of such brochures, price lists and other materials concerning the Products as may be available to the Company. All other advertising, marketing and sales costs incurred by the Distributor shall be the sole responsibility of Distributor and shall not be advanced or reimbursed by the Company.

18.       MISCELLANEOUS

(a) Damages. Upon termination of this Agreement, either party shall have all legal and equitable rights available to it under the law of Switzerland.

(b) Entire Agreement; No Representation. This Agreement cancels and supersedes all previous agreements concerning Distributor's status as a distributor of Products and constitutes the entire agreement between the parties with respect to the subject matter hereof. Each party hereto acknowledges that, except as expressly set forth herein, no representation, understanding or presumption of law or fact has been made or relied upon (i) which has induced the execution of this Agreement or would in any way modify any of its provisions or (ii) with respect to the effectiveness or duration of this Agreement or the sales or profit expectancy of Distributor's operations hereunder.

(c) Waiver. The waiver by either party, or the failure by either party to claim a breach of any provision of this Agreement or give notice with respect thereto, shall not be, or be held to be, a waiver of any subsequent breach, or as affecting in any way the effectiveness, of such provision or any other provision.

(d) Notice. Any notice, request, consent or communication under this Agreement shall be effective only if it is in writing and personally delivered, sent by certified mail return receipt requested, postage prepaid, nationally recognized express delivery service with delivery confirmed or telexed or telecopied with receipt confirmed, addressed as follows:

If to Distributor:

                   Name:

          Contracts Manager
          Airport Systems International, Inc.
          11300 West 89th Street
          Overland Park, KS 66214

If to the Company:

          Name:

          General Manager
          Idman Oy
          Munkinmaentie 9
          FIN--02400, Kirkkonummi, Finland

          or such other persons and/or addresses as shall be furnished in writing by any such party, and shall be deemed to have been given as of the date when properly sent in accordance with the terms hereof.

(e) Indemnity. Distributor hereby indemnifies and agrees to hold harmless, the Company, its shareholders, directors, officers, agents, employees, representatives, successors and assigns, from and against any and all losses, claims, damages, expenses or liabilities of whatever form or nature (including attorneys' fees and other costs and expenses incurred in connection therewith) which they, or any of them, may sustain or incur in any action, claim, suit or proceeding by any person, organization or governmental entity or agency, or otherwise as a direct or indirect result of breach or nonperformance by the Distributor, its officers, agents, employees, successors and assigns, of any of Distributor's obligations under this Agreement.

          Company hereby indemnifies and agrees to hold harmless, the Distributor, its shareholders, directors, officers, agents, employees, representatives, successors and assigns, from and against any and all losses, claims, damages, expenses or liabilities of whatever form or nature (including attorneys' fees and other costs and expenses incurred in connection therewith) which they, or any of them, may sustain or incur in any action, claim, suit or proceeding by any person, organization or governmental entity or agency, or otherwise as a direct or indirect result of breach or nonperformance by Company, its officers, agents, employees, successors and assigns, of any of Company's obligations under this Agreement.

(f) Effect of Termination. Termination of this Agreement for any or no reason shall not release either party from liability to the other party which at the time of termination shall have already occurred or which thereafter may occur in respect of any act or omission prior to such termination; nor shall any such termination hereof affect in any way the survival of any right, duty or obligation of either party hereto which is to survive termination.

(g) Arbitration. Any dispute between any of the parties hereto or claim by a party against another party arising out of or in relation to this Agreement or in relation to any alleged breach thereof shall be finally determined by arbitration in accordance with the rules then in force of the International Chamber of Commerce. The arbitration proceedings shall take place in Geneva, Switzerland or such other location as the parties in dispute hereafter may agree upon. Such proceedings will be conducted in the English language. There shall be one arbitrator, as shall be agreed upon by the parties in dispute, who shall be an individual skilled in the legal and business aspects of the subject matter of this Agreement and of the dispute. In the absence of such agreement, each party in dispute shall select one arbitrator and the arbitrators so selected shall select a third arbitrator. In the event the arbitrators cannot agree upon the selection of a third arbitrator, such third arbitrator shall be appointed by the International Chamber of Commerce at the request of any of the parties in dispute. The arbitrators shall be individuals skilled in the legal and business aspects of the subject matter of this Agreement and of the dispute. The decision rendered by the arbitrator or arbitrators shall be accompanied by a written opinion in support thereof , which opinion shall be in the English language. Such decision shall be final and binding upon the parties in dispute without right of appeal. Judgment upon any such decision may be entered into in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the decision and an order of enforcement. Costs of the arbitration shall be assessed by the arbitrator or arbitrators against any or all of the parties in dispute, and shall be paid promptly by the party or parties so assessed.

(h) Nondisclosure. Distributor shall not either during the term of this Agreement or thereafter disclose to any unauthorized person (persons not directly affiliated with Distributor in the sale of Products) or use for the benefit of any person, firm, partnership or corporation any trade secrets, price lists, customer lists, manuals, reports or other confidential or proprietary data or information of any type or description furnished by the Company to Distributor which has been designated as confidential or otherwise specified as restricted to Distributor's use. Distributor agrees to surrender all such written confidential information to the Company either on request or on termination of this Agreement, and following such request or termination will not retain copies of memoranda of such information in any form whatsoever.

(i) Enforceability. In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby, said provision shall be modified by the court to the extent necessary to render it not illegal, invalid or unenforceable, and this Agreement shall continue in full force and effect as modified and shall be enforced to the fullest extent permitted by law.

(j) Assignment; Binding Agreement. Neither this Agreement, nor any of the rights, duties or obligations of either party hereunder, may be assigned (whether by operation or law or otherwise) or otherwise delegated by such party without the prior written consent of the other party hereto. This agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(k) Amendment; Headings. This Agreement may be amended only by written instrument executed by all of the parties hereto. The section headings in this Agreement are for convenience only and shall not be considered in construing any of the provisions hereof.

(l) Governing Law. This agreement and all rights and obligations of the parties hereunder and all rights and obligations of the parties shall be governed by, and construed and interpreted in accordance with, the laws of Switzerland.

(m) Construction of Terms. This Agreement and all of the words, terms and provisions hereof shall be construed in accordance with their usual and ordinary meanings, and not in favor of or against either party hereto.

          THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

          IDMAN OY


          By: /s/ Harri Hamalainen
              -----------------------------------

          Name: Harri Hamalainen

          Title: Director


          By: /s/ Asko Kallonen
              -----------------------------------

          Name: Asko Kallonen

          Title: Managing Director


          AIRPORT SYSTEMS INTERNATIONAL, INC.

          By: /s/ Keith S. Cowan
             -------------------------------------

          Name: Keith S. Cowan

          Title: President and Chief Executive Officer